Exhibit 99.1

NEWS RELEASE
For Immediate Release	Investors:	Media:
	William S. Marshall	Scott Golden
	SVP, Investor Relations	Director, Communications & Engagement
	(804) 287-8108	(804) 484-7873
	Bill.Marshall@pfgc.com	Scott.Golden@pfgc.com

Performance Food Group Company Reports Second-Quarter and First-Six Months Fiscal 2026 Results

Strong Case Volume, Net Sales and Cash Flow; Adjusts 2026 Financial Guidance

Second-Quarter Fiscal 2026 Highlights

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Total case volume increased 3.4%
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Total Independent Foodservice case volume increased 6.7%
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Organic Independent Foodservice case volume increased 5.3%
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Net sales increased 5.2% to $16.4 billion
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Gross profit improved 7.6% to $2.0 billion
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Net income increased 45.5% to $61.7 million
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Adjusted EBITDA increased 6.7% to $451.2 million1
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Diluted Earnings Per Share (“EPS”) increased 44.4% to $0.39
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Adjusted Diluted EPS remained flat at $0.981

First-Six Months Fiscal 2026 Highlights

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Total case volume increased 6.4%
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Total Independent Foodservice case volume increased 13.0%
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Organic Independent Foodservice case volume increased 5.8%
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Net sales increased 7.9% to $33.5 billion
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Gross profit improved 10.9% to $4.0 billion
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Net income increased 3.3% to $155.3 million
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Adjusted EBITDA increased 11.5% to $931.3 million1
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Diluted EPS increased 3.1% to $0.99
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Adjusted Diluted EPS increased 1.4% to $2.161
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Operating Cash Flow of $456.0 million
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Free cash flow of $263.7 million1

RICHMOND, Va. – February 4, 2026 – Performance Food Group Company (“PFG” or the “Company”) (NYSE: PFGC) today announced its second-quarter and first-six months fiscal 2026 business results.

“Solid second quarter results positioned the organization well for the remainder of the fiscal year,” said Scott McPherson, PFG’s President & Chief Executive Officer. “Even amid a challenging consumer environment and deflation in key foodservice categories, we achieved solid revenue and profit growth underscoring the resilience of our business. As we refine our outlook for 2026 to reflect

1
This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Diluted Earnings Per Share, and Free Cash Flow, that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see “Statement Regarding Non-GAAP Financial Measures” at the end of this release for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

recent market dynamics, our confidence in the strategy and the long-term trajectory of the Company remains unchanged. Looking ahead, we are well positioned to continue driving growth, executing with discipline and creating value. I am proud to lead this organization as we build upon our continued success.”

Second-Quarter Fiscal 2026 Financial Summary

Total case volume increased 3.4% for the second quarter of fiscal 2026 compared to the prior year period. Total organic case volume increased 2.8% for the second quarter of fiscal 2026 compared to the prior year period, benefiting from a 5.3% increase in organic independent cases, including growth in Performance Brands cases and growth in cases sold to Foodservice’s chain business. Total independent case volume increased 6.7%.

Net sales for the second quarter of fiscal 2026 grew 5.2% to $16.4 billion compared to the prior year period primarily driven by an increase in cases sold, including a favorable shift in mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.5% for the second quarter of fiscal 2026.

Gross profit for the second quarter of fiscal 2026 grew 7.6% to $2.0 billion compared to the prior year period primarily driven by cost of goods sold optimization through procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 6.4% to $1.8 billion in the second quarter of fiscal 2026 compared to the prior year period primarily driven by an increase in personnel expenses related to salaries, commissions, and benefits, an increase in depreciation and amortization expense mainly driven by an increase in transportation equipment under finance leases, and legal and professional fees incurred in connection with the clean team agreement with US Foods Holding Corp.

Net income for the second quarter of fiscal 2026 increased $19.3 million year-over-year to $61.7 million primarily driven by an increase in gross profit, partially offset by an increase in operating expenses, income taxes, and interest expense. The effective tax rate in the second quarter of fiscal 2026 was approximately 28.8% compared to 25.2% in the second quarter of fiscal 2025. The effective tax rate for the second quarter of fiscal 2026 differed from the prior year period primarily due to a decrease in deductible discrete items related to stock-based compensation and an increase in foreign taxes as a percentage of income, partially offset by an increase in tax credits net of the valuation allowance established.

For the quarter, Adjusted EBITDA rose 6.7% to $451.2 million compared to the prior year period.

Diluted EPS increased 44.4% to $0.39 per share in the second quarter of fiscal 2026 compared to the prior year period. Adjusted Diluted EPS remained flat at $0.98 per share in the second quarter of fiscal 2026 compared to the prior year period.

First-Six Months Fiscal 2026 Financial Summary

Total case volume increased 6.4% for the first six months of fiscal 2026 compared to the prior year period. Total organic case volume increased 2.8% for the first six months of fiscal 2026 compared to the prior year period, benefiting from a 5.8% increase in organic independent cases, including growth in Performance Brands cases and growth in cases sold to Foodservice’s chain business. Total independent case volume increased 13.0%.

Net sales for the first six months of fiscal 2026 grew 7.9% to $33.5 billion compared to the prior year period primarily driven by recent acquisitions, including the Cheney Brothers acquisition, an increase in cases sold, including a favorable shift in mix of cases sold, and an increase in selling price per case as a result of inflation. Overall product cost inflation for the Company was approximately 4.5% for the first six months of fiscal 2026.

Gross profit for the first six months of fiscal 2026 grew 10.9% to $4.0 billion compared to the prior year period. The gross profit increase was primarily attributable to recent acquisitions, cost of goods sold optimization through procurement efficiencies, as well as a favorable shift in the mix of cases sold, including growth in the independent channel.

Operating expenses rose 10.9% to $3.6 billion in the first six months of fiscal 2026 compared to the prior year period. The increase in operating expenses was primarily due to recent acquisitions, an increase in personnel expenses related to wages and salaries, commissions, and benefits, an increase in depreciation and amortization expense mainly driven by an increase in transportation equipment under finance leases, and legal and professional fees incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp.

Net income for the first six months of fiscal 2026 increased $4.9 million year-over-year to $155.3 million primarily driven by increases in gross profit and other income, partially offset by increases in operating expenses and interest expense. The effective tax rate in the first six months of fiscal 2026 was approximately 25.4% compared to 26.1% in the first six months of fiscal 2025. The effective tax rate for the first six months of fiscal 2026 differed from the prior year period primarily due to an increase in tax credits net of the valuation allowance established and deductible discrete items related to stock-based compensation, partially offset by an increase in foreign taxes and non-deductible expenses as a percentage of income.

For the first six months of fiscal 2026, Adjusted EBITDA rose 11.5% to $931.3 million compared to the prior year period.

Diluted EPS increased 3.1% to $0.99 per share in the first six months of fiscal 2026 compared to the prior year period. Adjusted Diluted EPS increased 1.4% to $2.16 per share in the first six months of fiscal 2026 compared to the prior year period.

Cash Flow and Capital Spending

In the first six months of 2026, PFG provided $456.0 million in cash flow from operating activities compared to $379.0 million in cash flow from operating activities in the prior year period. The increase in cash flow provided by operating activities in the first six months of fiscal 2026 was largely driven by higher cash-based operating income, partially offset by advanced purchases of inventory to take advantage of preferred pricing.

In the first six months of fiscal 2026, PFG invested $192.3 million in capital expenditures, a decrease of $11.6 million versus the prior year period. In the first six months of fiscal 2026, PFG delivered free cash flow of $263.7 million compared to free cash flow of $175.1 million in the prior year period.1

Share Repurchase Program

In May 2025, the Board of Directors of the Company authorized a share repurchase program for up to $500 million of the Company’s outstanding common stock. This authorization replaced the previously authorized $300 million share repurchase program. The current share repurchase program has an expiration date of May 27, 2029 and may be amended, suspended, or discontinued at any time at the Company’s discretion, subject to compliance with applicable laws. As of December 27, 2025, $500 million remained available for share repurchases.

Second-Quarter Fiscal 2026 Segment Results

Foodservice

Second-quarter fiscal 2026 net sales for Foodservice increased 5.1% to $8.8 billion compared to the prior year period. The increase in net sales was driven primarily by case volume growth, including growth in our independent and chain business, and an increase in selling price per case as a result of inflation. Total case growth for Foodservice was 3.5% in the second quarter of fiscal 2026 compared to the prior year period. Securing new and expanding business with independent customers resulted in total independent case growth of 6.7% for the second quarter of fiscal 2026 compared to the prior year period. Organic independent case growth was 5.3% in the second quarter of fiscal 2026 compared to the prior year period. For the second quarter of fiscal 2026, independent sales as a percentage of total Foodservice sales were 44.4%.

Second-quarter fiscal 2026 Adjusted EBITDA for Foodservice increased 2.5% to $292.1 million compared to the prior year period. The increase was the result of an increase in gross profit, partially offset by an increase in operating expenses for the second quarter of fiscal 2026 compared to the prior year period. Gross profit contributing to Foodservice’s Adjusted EBITDA increased 6.5% driven by a favorable shift in the mix of cases sold and growth in cases sold, including more Performance Brands products sold to our independent customers. Operating expenses impacting Foodservice’s Adjusted EBITDA increased 7.8% compared to the prior year period primarily as a result of an increase in personnel expenses related to salaries, commissions, and benefits, an increase in insurance expense related to auto insurance and workers’ compensation, an increase in professional fees, and an increase in fuel expense due to higher fuel prices.

Convenience

Second-quarter fiscal 2026 net sales for Convenience increased 6.1% to $6.3 billion compared to the prior year period driven primarily by the addition of new chain customers, a recent acquisition, and an increase in selling price per case as a result of continued inflation. Total Convenience cases sold increased 6.8% for the second quarter of fiscal 2026 compared to the prior year period. Securing new chain customers resulted in an organic increase of 6.3% in Convenience cases sold for the second quarter of fiscal 2026 compared to the prior year period.

Second-quarter fiscal 2026 Adjusted EBITDA for Convenience increased 13.4% to $121.7 million compared to the prior year period. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Convenience’s Adjusted EBITDA increased 6.4% for the second quarter of fiscal 2026 compared to the prior year period primarily due to inventory holding gains, an increase in cases sold, a favorable shift in mix of cases sold, and pricing improvements from procurement efficiencies. Operating expenses impacting Convenience’s Adjusted EBITDA increased 4.0% in the second quarter of fiscal 2026 compared to the prior year period primarily as a result of an increase in variable operational expenses to support case volume growth from the addition of new chain customers, including an increase in personnel expenses related to salaries and benefits, and due to recent acquisitions.

Specialty

For the second quarter of fiscal 2026, net sales for Specialty increased 1.5% to $1.3 billion compared to the prior year period primarily driven by an increase in selling price per case due to a change in channel mix and growth in the vending and retail channels, partially offset by a decline in theater sales. Specialty cases sold for the second quarter of fiscal 2026 decreased 1.3% as growth in the vending, retail, office coffee service, and campus channels was more than offset by declines in theater compared to the prior year period.

Second-quarter fiscal 2026 Adjusted EBITDA for Specialty increased 6.7% to $100.2 million compared to the prior year period. This increase was a result of an increase in gross profit, partially offset by an increase in operating expenses. Gross profit contributing to Specialty’s Adjusted EBITDA increased 3.4% for the second quarter of fiscal 2026 compared to the prior year period primarily driven by a shift in channel mix, pricing improvements from procurement efficiencies, and inventory holding gains, partially offset by a decrease in cases sold. Operating expenses impacting Specialty’s Adjusted EBITDA increased 1.1% primarily due to an increase in variable operating expenses as a result of a shift in channel mix in the second quarter of fiscal 2026 compared to the prior year period.

Fiscal 2026 Outlook

For the third quarter of fiscal 2026, PFG expects net sales to be in a range of approximately $16.0 billion to $16.3 billion. For the third quarter of fiscal 2026, PFG expects Adjusted EBITDA to be in a range of approximately $390 million to $410 million.

For the full fiscal year 2026, PFG now expects net sales to be in a range of approximately $67.25 billion to $68.25 billion compared to the prior expectation of a $67.5 billion to $68.5 billion range. For the full fiscal year 2026, PFG now expects Adjusted EBITDA to be in a range of approximately $1.875 billion to $1.975 billion compared to the prior range of approximately $1.9 billion to $2.0 billion.

PFG’s Adjusted EBITDA outlook excludes the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, losses on early extinguishments of debt, restructuring charges, certain tax items, and charges associated with non-recurring professional and legal fees associated with acquisitions. PFG’s management cannot estimate on a forward-looking basis the impact of these income and expense items on its reported net income, which could be significant, are difficult to predict, and may be highly variable. As a result, PFG does not provide a reconciliation to the closest corresponding GAAP financial measure for its Adjusted EBITDA outlook. Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast today, February 4, 2026, at 9:00 a.m. Eastern Time. Access to the webcast is available at www.pfgc.com.

About Performance Food Group Company

Performance Food Group is an industry leader and one of the largest food and foodservice distribution companies in North America with more than 150 locations. Founded and headquartered in Richmond, Virginia, PFG and our family of companies market and deliver quality food and related products to over 300,000 locations including independent and chain restaurants; businesses, schools and healthcare facilities; vending and office coffee service distributors; big box retailers, theaters and convenience stores; and direct to consumers. PFG’s success as a Fortune 100 company is achieved through our approximately 43,000 dedicated associates committed to building strong relationships with the valued customers, suppliers and communities we serve. To learn more about PFG, visit pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and integration of our acquisition of Cheney Bros., Inc. (the “Cheney Brothers Acquisition”) and other nonhistorical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled Item 1A. Risk Factors in PFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2025 filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2025, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

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costs and risks associated with a potential cybersecurity incident or other technology disruption;
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our reliance on technology and risks associated with disruption or delay in implementation of new technology, including artificial intelligence;
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economic factors, including inflation or other adverse changes such as a downturn in economic conditions, geopolitical events, tariff increases, or a public health crisis, negatively affecting consumer confidence and discretionary spending;
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our reliance on third-party suppliers;
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labor relations and cost risks and availability of qualified labor;
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competition in our industry is intense, and we may not be able to compete successfully or adjust cost structure where one or more of our competitors successfully implement lower costs;
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we operate in a low margin industry, which could increase the volatility of our results of operations;
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our profitability is directly affected by cost inflation and deflation, commodity volatility, and other factors;
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we do not have long-term contracts with certain customers;
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group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;
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changes in eating habits of consumers;
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extreme weather conditions, including hurricane, earthquake and natural disaster damage and extreme heat or cold;
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volatility of fuel and other transportation costs;
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our inability to increase our sales in the highest margin portion of our business;
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changes in pricing practices of our suppliers;
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our growth and innovation strategy may not achieve the anticipated results;
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risks relating to acquisitions, including the risk that we are not able to realize benefits of acquisitions or successfully integrate the businesses we acquire or that we incur significant integration costs;
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a portion of our sales volume is dependent upon the distribution of cigarettes and other tobacco products, sales of which are generally declining;
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negative media exposure and other events that damage our reputation;
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impact of uncollectibility of accounts receivable;
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the cost and adequacy of insurance coverage and increases in the number or severity of insurance and claims expenses;
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the potential impacts of shareholder activists or potential bidders;
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the integration of artificial intelligence into our processes;
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environmental, health, and safety costs, including compliance with current and future environmental laws and regulations relating to carbon emissions and climate change and related legal or market measures;

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our inability to comply with requirements imposed by applicable law or government regulations, including increased regulation of e-vapor products and other alternative nicotine products;
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increase in excise taxes or reduction in credit terms by taxing jurisdictions;
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the potential impact of product recalls and product liability claims relating to the products we distribute and other litigation;
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adverse judgments or settlements or unexpected outcomes in legal proceedings;
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risks relating to our outstanding indebtedness, including the impact of interest rate increases on our variable rate debt;
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our ability to raise additional capital on commercially reasonable terms or at all; and
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the possibility that the expected synergies and other benefits from the Cheney Brothers Acquisition will not be realized or will not be realized within the expected time period.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release or as of the date they were made and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events, or circumstances after the date of this release or our statement, as applicable, that may affect the accuracy of any forward-looking statement, except as required by law.

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions, except per share data)	Three Months Ended December 27, 2025	Three Months Ended December 28, 2024	Six Months Ended December 27, 2025	Six Months Ended December 28, 2024
Net sales	$16,444.7	$15,638.2	$33,520.6	$31,053.7
Cost of goods sold	14,478.3	13,810.4	29,537.6	27,461.7
Gross profit	1,966.4	1,827.8	3,983.0	3,592.0
Operating expenses	1,776.3	1,669.0	3,568.2	3,217.9
Operating profit	190.1	158.8	414.8	374.1
Other expense, net:
Interest expense, net	104.5	100.2	208.9	167.0
Other, net	(1.1)	1.9	(2.3)	3.5
Other expense, net	103.4	102.1	206.6	170.5
Income before taxes	86.7	56.7	208.2	203.6
Income tax expense	25.0	14.3	52.9	53.2
Net income	$61.7	$42.4	$155.3	$150.4
Weighted-average common shares outstanding:
Basic	155.8	154.6	155.7	154.6
Diluted	156.8	156.3	156.8	156.3
Earnings per common share:
Basic	$0.40	$0.27	$1.00	$0.97
Diluted	$0.39	$0.27	$0.99	$0.96

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	As of December 27, 2025	As of June 28, 2025
ASSETS
Current assets:
Cash	$41.0	$78.5
Accounts receivable, less allowances of $72.8 and $69.0	2,733.2	2,833.0
Inventories, net	4,253.3	3,887.7
Income taxes receivable	65.0	96.2
Prepaid expenses and other current assets	278.0	239.7
Total current assets	7,370.5	7,135.1
Goodwill	3,504.7	3,480.1
Other intangible assets, net	1,567.3	1,688.5
Property, plant and equipment, net	4,575.8	4,458.7
Operating lease right-of-use assets	941.7	933.8
Other assets	222.8	185.0
Total assets	$18,182.8	$17,881.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$3,320.1	$3,165.3
Accrued expenses and other current liabilities	943.6	1,025.9
Finance lease obligations—current installments	243.8	221.9
Operating lease obligations—current installments	107.6	104.5
Total current liabilities	4,615.1	4,517.6
Long-term debt	5,274.1	5,388.8
Deferred income tax liability, net	903.5	887.1
Finance lease obligations, excluding current installments	1,458.5	1,379.9
Operating lease obligations, excluding current installments	902.3	900.7
Other long-term liabilities	380.7	334.7
Total liabilities	13,534.2	13,408.8
Total shareholders’ equity	4,648.6	4,472.4
Total liabilities and shareholders’ equity	$18,182.8	$17,881.2

PERFORMANCE FOOD GROUP COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Six Months Ended December 27, 2025	Six Months Ended December 28, 2024
Cash flows from operating activities:
Net income	$155.3	$150.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and intangible asset amortization	395.3	335.4
Provision for losses on accounts receivables	13.3	11.9
Change in LIFO Reserve	52.6	30.5
Other non-cash activities	54.7	13.8
Changes in operating assets and liabilities, net:
Accounts receivable	96.3	96.4
Inventories	(408.9)	(325.7)
Income taxes receivable	31.2	(25.7)
Prepaid expenses and other assets	(39.0)	48.5
Trade accounts payable and outstanding checks in excess of deposits	150.8	145.7
Accrued expenses and other liabilities	(45.6)	(102.2)
Net cash provided by operating activities	456.0	379.0
Cash flows from investing activities:
Purchases of property, plant and equipment	(192.3)	(203.9)
Net cash paid for acquisitions	(61.0)	(2,535.5)
Proceeds from sale of property, plant and equipment and other	1.7	2.7
Net cash used in investing activities	(251.6)	(2,736.7)
Cash flows from financing activities:
Net (payments) borrowings under ABL Facility	(118.0)	1,499.9
Borrowing of Notes due 2032	—	1,000.0
Cash paid for debt issuance, extinguishment and modifications	—	(33.8)
Payments under finance lease obligations	(114.1)	(84.8)
Net cash paid for acquisitions	(5.0)	—
Proceeds from exercise of stock options and employee stock purchase plan	20.4	18.2
Cash paid for shares withheld to cover taxes	(24.9)	(17.2)
Repurchases of common stock	—	(33.6)
Net cash (used in) provided by financing activities	(241.6)	2,348.7
Net decrease in cash and restricted cash	(37.2)	(9.0)
Cash and restricted cash, beginning of period	86.7	27.7
Cash and restricted cash, end of period	$49.5	$18.7

The following table provides a reconciliation of cash and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows:

(In millions)	As of December 27, 2025	As of June 28, 2025
Cash	$41.0	$78.5
Restricted cash(1)	8.5	8.2
Total cash and restricted cash	$49.5	$86.7
(1)
Restricted cash is reported within Other assets and represents the amounts required by insurers to collateralize a part of the deductibles for the Company’s workers’ compensation and liability claims.

Supplemental disclosures of cash flow information:

(In millions)	Six Months Ended December 27, 2025	Six Months Ended December 28, 2024
Cash paid during the year for:
Interest (net of amounts capitalized)	$207.4	$146.3
Income taxes (net of refunds received)	1.0	84.1

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with GAAP, including Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP, and are not indicative of net income as determined under GAAP. Adjusted EBITDA, Adjusted Diluted EPS, Free Cash Flow, and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate PFG’s liquidity or financial performance. Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies because of varying methods of calculation.

PFG uses Adjusted EBITDA to evaluate the performance of its business on a consistent basis over time and for business planning purposes. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans. PFG believes that the presentation of Adjusted EBITDA enhances an investor’s understanding of PFG’s performance. PFG believes this measure is a useful metric to assess PFG’s operating performance from period to period by excluding certain items that PFG believes are not representative of PFG’s core business.

Management measures operating performance based on our Adjusted EBITDA, defined as net income before interest expense, interest income, income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain items we do not consider part of our core operating results. Such adjustments include certain unusual, non-cash, non-recurring, cost reduction and other adjustment items permitted in calculating covenant compliance under PFG’s $5.0 billion secured credit facility (the “ABL Facility”) and indentures governing its outstanding notes (other than certain pro forma adjustments permitted under our ABL Facility and indentures relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our ABL Facility and indentures, PFG’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the ABL Facility and indentures).

Management also uses Adjusted Diluted EPS, which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in PFG’s calculation of Adjusted EBITDA, as well as amortization of intangible assets, to the extent that each such item was included in the applicable GAAP financial measure. For business combinations, the Company generally allocates a portion of the purchase price to intangible assets and such intangible assets contribute to revenue generation. The amount of the allocation is based on estimates and assumptions made by management and is subject to amortization over the useful lives of the intangible assets. The amount of the purchase price from an acquisition allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition, and thus the Company does not believe it is reflective of ongoing operations. Intangible asset amortization excluded from Adjusted Diluted EPS represents the entire amount recorded within the Company’s GAAP financial statements; whereas, the revenue generated by the associated intangible assets has not been excluded from Adjusted Diluted EPS. Intangible asset amortization is excluded from Adjusted Diluted EPS because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised.

Management also uses Free Cash Flow, which is defined as net cash provided by operating activities less capital expenditures (purchases of property, plant, and equipment). PFG also believes that the presentation of Free Cash Flow enhances an investor’s understanding of PFG’s ability to make strategic investments and manage debt levels.

PFG believes that the presentation of Adjusted EBITDA, Adjusted Diluted EPS, and Free Cash Flow is useful to investors because these metrics provide insight into underlying business trends and year-over-year results and are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in PFG’s industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three Months Ended
(In millions, except per share data)	December 27, 2025	December 28, 2024	Change	%
Net income (GAAP)	$61.7	$42.4	$19.3	45.5
Interest expense	104.5	100.2	4.3	4.3
Income tax expense	25.0	14.3	10.7	74.8
Depreciation	133.0	114.1	18.9	16.6
Amortization of intangible assets	66.9	68.4	(1.5)	(2.2)
Change in LIFO reserve (1)	28.1	17.8	10.3	57.9
Stock-based compensation expense	12.6	11.7	0.9	7.7
Loss (gain) on fuel derivatives	0.2	(0.8)	1.0	125.0
Acquisition, integration & reorganization expenses (2)	9.1	51.3	(42.2)	(82.3)
Other adjustments (3)	10.1	3.6	6.5	180.6
Adjusted EBITDA (Non-GAAP)	$451.2	$423.0	$28.2	6.7

Diluted earnings per share (GAAP)	$0.39	$0.27	$0.12	44.4
Impact of amortization of intangible assets	0.43	0.44	(0.01)	(2.3)
Impact of change in LIFO reserve	0.18	0.11	0.07	63.6
Impact of stock-based compensation expense	0.08	0.08	—	0.0
Impact of acquisition, integration & reorganization charges	0.06	0.33	(0.27)	(81.8)
Impact of other adjustment items	0.06	0.02	0.04	200.0
Tax impact of above adjustments	(0.22)	(0.27)	0.05	18.5
Adjusted Diluted Earnings per Share (Non-GAAP)	$0.98	$0.98	$—	0.0
(1)
Includes an increase in the last-in-first-out (“LIFO”) inventory reserve of $28.1 million for Convenience for the second quarter of fiscal 2026 compared to a decrease of $0.1 million for Foodservice and an increase of $17.9 million for Convenience for the second quarter of fiscal 2025.
(2)
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Includes amounts related to favorable and unfavorable leases, litigation-related accruals, franchise tax expense, insurance proceeds due to hurricane and other weather related events, foreign currency transaction gains and losses, gains and losses on disposals of fixed assets, and other adjustments permitted by our ABL Facility. Additionally, for the quarter ended December 27, 2025, Other adjustments included $10.2 million of legal and professional fees incurred in connection with the clean team agreement with US Foods Holding Corp.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Six Months Ended
(In millions, except per share data)	December 27, 2025	December 28, 2024	Change	%
Net income (GAAP)	$155.3	$150.4	$4.9	3.3
Interest expense	208.9	167.0	41.9	25.1
Income tax expense	52.9	53.2	(0.3)	(0.6)
Depreciation	261.7	211.5	50.2	23.7
Amortization of intangible assets	133.6	123.9	9.7	7.8
Change in LIFO reserve (1)	52.6	30.5	22.1	72.5
Stock-based compensation expense	25.6	23.0	2.6	11.3
Loss on fuel derivatives	—	0.6	(0.6)	(100.0)
Acquisition, integration & reorganization expenses (2)	18.3	70.4	(52.1)	(74.0)
Other adjustments (3)	22.4	4.4	18.0	409.1
Adjusted EBITDA (Non-GAAP)	$931.3	$834.9	$96.4	11.5

Diluted earnings per share (GAAP)	$0.99	$0.96	$0.03	3.1
Impact of amortization of intangible assets	0.85	0.79	0.06	7.6
Impact of change in LIFO reserve	0.34	0.20	0.14	70.0
Impact of stock-based compensation	0.16	0.15	0.01	6.7
Impact of acquisition, integration & reorganization charges	0.12	0.45	(0.33)	(73.3)
Impact of other adjustment items	0.14	0.03	0.11	366.7
Tax impact of above adjustments	(0.44)	(0.45)	0.01	2.2
Adjusted Diluted Earnings per Share (Non-GAAP)	$2.16	$2.13	$0.03	1.4
(1)
Includes increases in the LIFO inventory reserve of $1.7 million for Foodservice and $50.9 million for Convenience for the first six months of fiscal 2026 compared to increases of $0.8 million for Foodservice and $29.7 million for Convenience for the first six months of fiscal 2025.
(2)
Includes professional fees and other costs related to in-progress, completed, and abandoned acquisitions, costs of integrating certain of our facilities, and facility closing costs.
(3)
Includes amounts related to favorable and unfavorable leases, litigation-related accruals, franchise tax expense, insurance proceeds due to hurricane and other weather related events, foreign currency transaction gains and losses, gains and losses on disposals of fixed assets, and other adjustments permitted by our ABL Facility. Additionally, for the six months ended December 27, 2025, Other adjustments included $20.1 million of legal and professional fees incurred in connection with shareholder activism and the clean team agreement with US Foods Holding Corp.

(In millions)	Six Months Ended December 27, 2025	Six Months Ended December 28, 2024
Net cash provided by operating activities (GAAP)	$456.0	$379.0
Purchases of property, plant and equipment	(192.3)	(203.9)
Free Cash Flow (Non-GAAP)	$263.7	$175.1

Segment Results

In the third quarter of fiscal 2025, the Company changed its operating segments to reflect the manner in which the business is managed. The Company continues to have three reportable segments: Foodservice, Convenience, and Specialty. Management evaluates the performance of these segments based on various operating and financial metrics, including their respective sales growth and Segment Adjusted EBITDA, which is the Company’s GAAP measure of segment profit. Segment Adjusted EBITDA is defined as net income before interest expense, interest income, income taxes, depreciation, and amortization and excludes certain items that the Company does not consider part of its segments’ core operating results, including stock-based compensation expense, changes in the LIFO reserve, acquisition, integration and reorganization expenses, and gains and losses related to fuel derivatives. The presentation and amounts for the three and six months ended December 28, 2024 have been recast to reflect the updated segments.

Corporate & All Other is comprised of unallocated corporate overhead and certain operations that are not considered separate reportable segments based on their size. Corporate & All Other may also include capital expenditures for certain information technology projects that are transferred to the segments once placed in service.

The following tables set forth net sales and Segment Adjusted EBITDA by segment for the periods indicated (dollars in millions):

Net Sales

	Three Months Ended
	December 27, 2025	December 28, 2024	Change	%
Foodservice	$8,802.7	$8,378.6	$424.1	5.1
Convenience	6,331.0	5,967.5	363.5	6.1
Specialty	1,252.7	1,234.6	18.1	1.5
Total segments	$16,386.4	$15,580.7	$805.7	5.2
Corporate & All Other	239.7	229.9	9.8	4.3
Intersegment eliminations	(181.4)	(172.4)	(9.0)	(5.2)
Total net sales	$16,444.7	$15,638.2	$806.5	5.2

	Six Months Ended
	December 27, 2025	December 28, 2024	Change	%
Foodservice	$17,948.8	$16,080.1	$1,868.7	11.6
Convenience	12,917.9	12,331.2	586.7	4.8
Specialty	2,528.9	2,520.3	8.6	0.3
Total segments	$33,395.6	$30,931.6	$2,464.0	8.0
Corporate & All Other	489.9	476.6	13.3	2.8
Intersegment eliminations	(364.9)	(354.5)	(10.4)	(2.9)
Total net sales	$33,520.6	$31,053.7	$2,466.9	7.9

Segment Adjusted EBITDA

	Three Months Ended
	December 27, 2025	December 28, 2024	Change	%
Foodservice	$292.1	$285.1	$7.0	2.5
Convenience	121.7	107.3	14.4	13.4
Specialty	100.2	93.9	6.3	6.7
Total segments	$514.0	$486.3	$27.7	5.7
Corporate & All Other	(62.8)	(63.3)	0.5	0.8
Total Adjusted EBITDA	$451.2	$423.0	$28.2	6.7

	Six Months Ended
	December 27, 2025	December 28, 2024	Change	%
Foodservice	$616.5	$559.7	$56.8	10.1
Convenience	242.7	212.6	30.1	14.2
Specialty	194.2	177.1	17.1	9.7
Total segments	$1,053.4	$949.4	$104.0	11.0
Corporate & All Other	(122.1)	(114.5)	(7.6)	(6.6)
Total Adjusted EBITDA	$931.3	$834.9	$96.4	11.5